+--------+                                                +--------------------+
| FORM 5 |                       UNITED STATES            |   OMB APPROVAL     |
+--------+                       SECURITIES AND           ----------------------
                              EXCHANGE COMMISSION         |   OMB Number:      |
[_] Check this box if        WASHINGTON, D.C. 20549       |    3235-0362       |
    no longer subject                                     | Expires:           |
    to Section 16.             ANNUAL STATEMENT OF        | September 30, 1998 |
    Form 4 or Form 5     CHANGES IN BENEFICIAL OWNERSHIP  | Estimated          |
    obligations may                                       | average burden     |
    continue. See      Filed pursuant to Section 16(a) of | hours per          |
    Instruction 1(b)  the Securities Exchange Act of 1934,| response.....1.0   |
                      Section 17(a) of the Public Utility +--------------------+
[_] Form 3 Holdings      Holding Company Act of 1935 or
    Reported             Section 30(f) of the Investment
                               Company Act of 1940
[_] Form 4 Transactions
    Reported

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1.  Name and Address of Reporting Person*

    Cilluffo,                       Frank                          J. A.
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        (Last)                      (First)                        (Middle)

    181 Pleasant Street
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                                   (Street)

    Portsmouth                        NH                             03801
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  GRC International, Inc. ("GRH")
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Statement for Month/Year  6/97
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5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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7.  Individual or Joint/Group Filing (Check applicable Line)

     X  Form filed by One Reporting Person
    ---

        Form filed by More than One Reporting Person
    ---

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
Common Stock, $.10 par value                                                              1,708,000            (I)         (1)
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Common Stock, $.10 par value  12/31/96          A         179      (A)       (2)                               (D)
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Common Stock, $.10 par value  4/3/97            A       1,009      (A)       (2)                               (D)
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Common Stock, $.10 par value  7/1/97            A         674      (A)       (2)              1,862            (D)
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
Reminder: Report on a separate line for each class of
 securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person,                  (Over)
 see instruction 4(b)(v).      (Print or Type Responses)         SEC 2270 (7-96)

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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

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

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 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            of De-        of In-
                                 Date                                           ative       Secur-           rivative      direct
                                 (Month/Day/                                    Secur-      ities            Secu-         Bene-
                                 Year)                                          ity         Bene-            rity:         ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion         Title   Number of                      of Year          rect (I)      4)
                               cisable  Date                 Shares                         (Instr. 4)       (Instr. 4)

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

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

Explanation of Responses:

(1) Shares owned by Cilluffo Associates, L.P., of which Mr. Cilluffo is a managing general partner. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(2) Shares of Common Stock (in lieu of cash compensation) were issued to Mr. Cilluffo, as a Director, pursuant to the Directors Fee Replacement Option.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                              /s/ Frank J. A. Cilluffo          August 13, 1997
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                                                          Page 2
                                                                 SEC 2270 (7-96)